Contact:	Elaine Lintecum 916-321-1846 elintecum@mcclatchy.com

McCLATCHY ANNOUNCES STOCK REPURCHASE PROGRAM

SACRAMENTO, Calif., September 26, 2005 - The McClatchy Company (NYSE-MNI) today announced that its Board of Directors has authorized the repurchase of up to $200 million of its Class A common stock.

Gary Pruitt, chairman and CEO said, "Given the company's small amount of debt relative to its cash flow, this is a good time to return cash to our shareholders. Additionally, at current prices, we believe we have an opportunity to invest in the high quality newspapers in growth markets that we already own at very attractive levels."

Patrick Talamantes, vice president, finance and CFO said, "Our substantial free cash flow will allow us to repurchase shares in the open market, opportunistically invest in our newspapers and internet operations, and still reduce our outstanding debt."

The shares will be repurchased at the company's discretion, either in the open market or in privately negotiated block transactions. The decision to buy back stock will depend on prevailing market prices, availability, and market conditions, among other things. Purchases will occur from time to time and the company has not set any time frame for completion of the program.

The McClatchy Company, headquartered in Sacramento, California, is a leading newspaper and internet publisher. It publishes 12 daily and 17 non-daily newspapers located in western coastal states, North and South Carolina, and the Twin Cities of Minneapolis/St. Paul. McClatchy has daily circulation of 1.4 million and Sunday circulation of 1.8 million. McClatchy's newspapers include, among others, the Star Tribune in Minneapolis, The Sacramento Bee, The Fresno Bee and The Modesto Bee in California, The News&Observer (Raleigh, NC), The News Tribune (Tacoma, WA) and the Anchorage Daily News.

McClatchy also operates leading local websites in each of its daily newspaper markets, offering readers information, comprehensive news, advertising, e-commerce and other services, and owns and operates McClatchy Interactive, an interactive operation that provides websites with content, publishing tools and software development. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

ADDITIONAL INFORMATION

This release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ. These risks and uncertainties include national and local economic conditions that could affect advertising and circulation rates and volumes, changes in interest rates and/or newsprint prices, increased competition in our markets, the impact of any litigation or potential litigation, as well as the other risks detailed from time to time in the Company's publicly filed documents, including the Company's December 26, 2004 report on form 10-K and filed with the U.S. Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

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